                                                                    EXHIBIT 4.18

                                    GUARANTEE

GUARANTEE, dated as of May 24, 2001 (the "Guarantee") made by Steelcase Inc., a Michigan corporation (the "Guarantor"), in favour of Royal Bank of Canada (the "Bank").

W I T N E S S E T H:
-------------------

WHEREAS, the Bank has entered into a Facility Agreement dated as of May 24, 2001 (as amended and modified from time to time, the "Agreement") with Steelcase Financial Services Ltd., a corporation organized under the laws of Ontario, Canada, as borrower (the "Borrower"), pursuant to which the Bank agreed to lend Cdn$25,352,679.56 to the Borrower, subject to the terms and conditions thereof (the "Loan");

WHEREAS, it is a condition to the Bank's obligation to make the Loan under the Agreement that the Guarantor execute this Guarantee in favour of the Bank; and

WHEREAS, all capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Bank to enter into the Agreement and as a condition of the advance of the Loan, the Guarantor hereby agrees as follows:

SECTION 1. Definitions. As used in this Guarantee, the following terms shall
           -----------
have the following meanings (such meanings to be equally applicable to both the singular and plural form of the term defined). Capitalized terms used herein but not defined herein shall have the meanings ascribed thereto in the Agreement.

"Additions to Capital" means the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Guarantor from the issue or sale of capital stock of the Guarantor plus the aggregate of 25% of
                                                    ----
the after tax gains realized from unusual, extraordinary, and major nonrecurring items;

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

"ERISA Affiliate" means any Person who for purposes of Title IV of ERISA is a member of the Guarantor's controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

"ERISA Event" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Pension Plan of a notice of intent to terminate such Pension Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility by the Guarantor or an ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Guarantor or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Guarantor or any ERISA Affiliate to make a payment to a Pension Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Pension Plan requiring the provision of security to such Pension Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Pension Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which, in the reasonable judgment of the Guarantor, might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Pension Plan.

"Fiscal Second Quarter End" means, for each Fiscal Year, the last Friday of each August;

"Fiscal Year" means the fiscal year of Guarantor and its Subsidiaries;

"Fiscal Year End" means, for each Fiscal Year, the last Friday of February;

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Guarantor or any ERISA Affiliate of the Guarantor is making, or is obligated to make, contributions or has Withdrawal Liability;

"Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Guarantor or an ERISA Affiliate and at least one Person other than the Guarantor and its ERISA Affiliates or (ii) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4063, 4064 or 4069 of ERISA in the event such plan has been or were to be terminated;

"PBGC" means the U.S. Pension Benefit Guaranty Corporation;

"Pension Plan" means a Single Employer Plan or a Multiple Employer Plan or both;

"Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and its ERISA Affiliates or (ii) was so maintained and in respect of which the Guarantor or an ERISA Affiliate could have liability under Section 4062 or 4069 of ERISA in the event such plan has been or were to be terminated; and

"Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 2. Guarantee. The Guarantor hereby unconditionally and irrevocably
           ---------
guarantees the punctual, full and prompt payment when due, whether by acceleration or otherwise, of all obligations of the Borrower under the Agreement (collectively, the "Guaranteed Obligations") owed to the Bank. This Guarantee is an absolute guarantee of payment and performance and is not a guarantee of collection.

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SECTION 3. Guarantee Absolute. The Guarantor guarantees that the Guaranteed
           ------------------
Obligations will be paid strictly in accordance with the terms of the Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Bank with respect thereto. The liability of the Guarantor under this Guarantee shall be absolute and unconditional irrespective of:

     (a) any lack of validity or enforceability of the Agreement or any other agreement or instrument relating thereto (whether executed by the Borrower, the Guarantor or any other party) or avoidance or subordination of any of the Guaranteed Obligations;

     (b) any change in the time, manner or place of payment of, or in any other term of, or any increase in the amount of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Agreement or any other agreement or instrument relating thereto (whether executed by the Borrower, the Guarantor or any other party);

     (c) the absence of any attempt to collect the Guaranteed Obligations from the Borrower or any other action to enforce the same or the election of any remedy by the Bank;

     (d) the bankruptcy, insolvency, winding-up, or reorganization of or similar proceeding involving, the Borrower or the Guarantor;

     (e) the disallowance under the relevant provisions of any applicable law of all or any portion of the claims of the Bank for payment or performance of the Guaranteed Obligations;

     (f) the waiver, consent, extension, forbearance or granting of any indulgence by the Bank with respect to any provision of the Agreement or any other agreement or instrument relating thereto (whether executed by the Borrower, the Guarantor or any other party), or

     (g) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of the Borrower, the Guarantor or any other guarantor (other than indefeasible payment in full of the Guaranteed Obligations and in respect of any applicable statute of limitations).

SECTION 4. Waiver, No Duties of Bank.
           -------------------------

     (a) The Guarantor hereby waives (i) promptness, diligence, notice of acceptance and any and all other notices with respect to any of the Guaranteed Obligations and this Guarantee, (ii) any requirement that the Bank protect, secure, perfect or insure any security interest in or other lien on any property subject thereto or exhaust any right or take any action against the Borrower or any other Person or entity or any collateral, (iii) filing of proofs of claim with a court in the event of

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           receivership or bankruptcy of the Borrower, (iv) protest or notice with respect to nonpayment of any or all of the Guaranteed Obligations, and (v) all demands whatsoever (and any requirement that the same be made on the Borrower as a condition precedent to the Guarantor's obligations hereunder). The Guarantor hereby covenants that this Guarantee will not be discharged, except according to the provisions of Section 14 hereof.

     (b) The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, and of all other circumstances bearing upon the right of nonpayment of the Guaranteed Obligations or any part thereof that diligent inquiry would reveal. The Guarantor hereby agrees that the Bank shall have no duty to advise the Guarantor of information known to the Bank regarding such condition or any such circumstances. In the event the Bank in its sole discretion undertakes at any time or from time to time to provide any such information to the Guarantor, the Bank shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices, the Bank chooses to maintain as confidential or (iii) to make any other or future disclosures of such information or any other information to the Guarantor.

If in the exercise of any of its rights and remedies, the Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against the Borrower or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, the Guarantor hereby consents to such action by the Bank and waives any claim based upon such action, even if such action by and of the Bank shall result in a full or partial loss of any rights of subrogation, contribution or reimbursement which the Guarantor might otherwise have had but for such action by the Bank.

     SECTION 5. Representations and Warranties. The Guarantor represents and
                ------------------------------
warrants to the Bank that as of the date of this Guarantee and unless a representation or warranty relates solely to an express date, as of the date of each quarterly certificate in the form of Schedule D of the Agreement to be delivered to the Bank:

     (a) it is a corporation duly incorporated and validly existing under the laws of the State of Michigan, United States of America, and that it is duly registered or qualified to carry on business under the laws of each jurisdiction in which failure to be so registered or qualified would have a material adverse effect on the Guarantor;

     (b) the execution and delivery of this Guarantee has been duly authorized by all necessary actions and do not, to the best knowledge of the Guarantor after due inquiry, (A) violate any law, regulation or rule by which it is bound, (B) violate any provision of its constitutive documents or by-laws, (C) result in a breach of, or a default under, any material contractual restriction binding on or affecting the

           Guarantor, or (D) result in the creation of any encumbrance on any of its properties or assets;

     (c) subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and to the equitable and statutory powers of courts to stay proceedings before them and to stay the execution of judgements, this Guarantee constitutes, a legal, valid and binding obligation of the Guarantor, enforceable in accordance with its terms;

     (d) its most recent audited, consolidated financial statements fairly present in accordance with GAAP, the consolidated financial position of the Guarantor as of the date thereof and its consolidated results of operations and cash flows for the fiscal year covered thereby, and since the date of its most recent 10-K filing, there has occurred no material adverse change in the business or financial condition of the Guarantor in each case taken as a whole;

     (e) no event has occurred which constitutes, or which with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default pursuant to Section 18 (e), 18 (f), 18(g) or 18(l) of the Agreement or, with respect to the Guarantor, pursuant to Section 18(d), 18(h), 18(i), 18(j) or 18(k) of the Agreement, the breach by the Guarantor of a representation or warranty made hereunder, or a default having a material adverse effect on its financial condition under or in respect of any agreement, undertaking or instrument to which it or any of its properties or assets may be subject;

     (f) there is no action, litigation or legal proceeding pending or threatened against the Guarantor or any of its assets or properties before any court or administrative agency which, if adversely determined, might in the reasonable judgement of the Guarantor (A) result in a material adverse change in the financial condition of the Guarantor or its business, properties or other assets, or (B) materially and adversely affect the ability of the Guarantor to perform its obligations under this Guarantee;

     (g)   ERISA.

           (i) No ERISA Event which would reasonably be anticipated to result in liability of the Guarantor or any of its ERISA Affiliates in excess of US$10,000,000 (or, in the case of an event described in clause (v) of the definition of ERISA Event, US$750,000) (other than for premiums payable under Title IV of ERISA) has occurred or is reasonably expected to occur with respect to any Pension Plan.

           (ii) Schedule B (Actuarial Information) to the most recently completed annual report (Form 5500 Series) for each Pension Plan, which report has been filed with the Internal Revenue Service by the Guarantor or an ERISA Affiliate, is complete and, to the best knowledge of the Guarantor after due inquiry, accurate, and since the date of such Schedule B there has been no material adverse change in the funding status of any such Pension Plan.

         (iii) Neither the Guarantor nor any ERISA Affiliate has incurred, or, to the best knowledge of the Guarantor after due inquiry, is reasonably expected to incur, any Withdrawal Liability to any Multiemployer Plan which has not been satisfied or which is or might be in excess of US$10,000,000.

         (iv) Neither the Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and, to the best knowledge of the Guarantor after due inquiry, no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated within the meaning of Title IV of ERISA, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contribution required to be made to such Multiemployer Plan, in a material adverse effect on the Guarantor.

   (h) it is the indirect legal and beneficial owner of at least 50% of the shares of the Borrower.

        SECTION 6.  Covenants. The Guarantor covenants and agrees with the Bank,
                    ---------
while the Agreement is in effect or any Borrowing is outstanding:

   (a) to maintain its corporate existence as a validly existing corporate entity;

   (b)  to provide or cause to be provided to the Bank the following:

        (i) quarterly consolidated, unaudited, internally prepared financial statements of the Guarantor within 55 days of the end of each fiscal quarter, accompanied by a certificate in the form of Schedule "D" to the Agreement, executed by a senior financial officer of the Guarantor (such as the financial officer, treasurer, or assistant treasurer);

        (ii) annual consolidated, audited financial statements of the Guarantor within 100 days of each fiscal year end, accompanied by a certificate in the form of Schedule "D" to the Agreement, executed by a senior financial officer of the Guarantor (such as the financial officer, treasurer, or assistant treasurer);

        (iii) annual consolidated financial statements of Steelcase Financial Services Inc. within 100 days of each fiscal year end of Steelcase Financial Services Inc.; and

        (iv) such other financial and operating statements and reports as the Bank may reasonably request;

             (c)  to maintain

                  (i) Shareholders' Equity of at least the sum of (I) the Shareholders' Equity as of February 25, 2000, plus
                                                                         ----
                           (ii) 25% of Net Income (if a positive number) from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End, plus (iii) all
                                                             ----
                           Additions to Capital from February 25, 2000 to the then most recent Fiscal Year End or Fiscal Second Quarter End;

                  (ii) its ratio of Funded Debt to EBITDA for each period consisting of the most recently ended four consecutive fiscal quarters, at not more than 3.25:1, and

                  (iii) its ratio of EBITDA to Interest Expense in each case for the four fiscal quarters ending on the last day of any fiscal quarter at not less than 4.5:1;

             (d) as soon as possible and in any event within five days of the occurrence of such event, to give the Bank notice of any event which constitutes, or which, with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default pursuant to Section 18
                  (e), 18 (f), 18(g) or 18(l) of the Agreement or, with respect to the Guarantor, pursuant to Section 18(d), 18(h), 18(i), 18(j) or 18(k) of the Agreement;

             (e) to provide the Bank with prompt written notice of any material action, suit, litigation or other proceeding, of the type described in Section 5(f) which is commenced against the Guarantor;

             (f) to maintain directly or indirectly, at least 50% of the legal and beneficial ownership in the issued and outstanding shares of the Borrower;

             (g) to ensure that its obligations under the Guarantee rank pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application, provided, further that if the Guarantor grants collateral security for the obligations set forth in that certain Credit Agreement (Long Term Multi-currency Revolving Credit Facility) and Credit Agreement (Short Term Multi-currency Revolving Credit Facility), each dated as of April 5, 2001, by and among the Guarantor, Citicorp USA Inc., as Administrative Agent, SG-Chicago Branch, as Syndication Agent, BNP Paribas, Bank One Michigan and Bank of America, N. A., as Co-Documentation Agents, and the several lenders identified on the signatures pages thereto, or any replacement credit facility, the obligations under this Guaranty shall be equally and rateably secured with such obligations;

             (h) not to, merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person (except in the ordinary course of business and on commercially reasonable terms), or enter into any partnership, joint venture, syndicate, pool or other combination, unless no Event of Default has occurred and is continuing or would result therefrom and, in the case of a merger or consolidation, (i) the Guarantor is the surviving entity or (ii) the surviving entity assumes all of the Guarantor's obligations under this Guarantee in a manner satisfactory to the Bank.

SECTION 7. Amendments. No amendment or waiver of any provision of this Guarantee
           ----------
nor consent to any departure by the Guarantor herefrom shall in any event be effective unless the same shall be in writing and signed by the Bank. No amendment, waiver or consent shall, unless in writing and signed by the Bank, limit the liability of the Guarantor hereunder or postpone any date fixed for payment hereunder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 8. No Waiver; Remedies, Subrogation
           --------------------------------

    (a) No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

    (b) Failure by the Bank at any time or times hereafter to require strict performance by the Borrower or the Guarantor or any other person of any of the provisions. warranties, terms and conditions contained in any of the Agreement, or this Guarantee or any of the agreements entered into in connection therewith or herewith now or at any time or times hereafter executed by the Borrower or the Guarantor and delivered to the Bank shall not waive, affect or diminish any right of the Bank at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been modified or waived by any act, course of conduct or knowledge of the Bank, its respective agents, officers or employees, unless such waiver is contained in an instrument in writing specifying such waiver signed by the Bank and directed and delivered to the Borrower or Guarantor. No waiver by the Bank of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Bank permitted hereunder shall in any way affect or impair any of its rights or the obligations of the Guarantor under this Guarantee. Any determination by a court of ompetent jurisdiction of the amount of any of the Guaranteed Obligations shall be conclusive and binding on the Guarantor irrespective of whether the Guarantor was party to the suit or action in which such determination was made.

    (c) Until all Guaranteed Obligations have been paid in full, the Guarantor shall not exercise any right of subrogation which it may acquire with respect to amounts paid hereunder. In the event that the Guarantor shall receive any payment on account of any such right of subrogation while any Guaranteed
           Obligations
             remain outstanding, the Guarantor agrees to pay all such amounts so received to the Bank to be applied to payment of the Guaranteed Obligations then due and owing in accordance with the terms of the Agreement.

SECTION 9. Continuing Guarantee. This Guarantee is a continuing guarantee and
           --------------------
shall (a) remain in full force and effect until terminated in accordance with
Section 14, (b) be binding upon the Guarantor, and its successors and assigns, and (c) inure to the benefit of and be enforceable by the Bank and its permitted successors, transferees, and assigns who shall be permitted to, and who shall, become an assignee of the Bank's interest under the Agreement.

SECTION 10. Reinstatement. This Guarantee shall remain in full force and effect
            -------------
and continue to be effective should any petition be filed by or against the Guarantor or the Borrower (each a "Loan Party" and, collectively, the "Loan Parties") for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount. or must otherwise be restored or returned by any obligee of the Guaranteed Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 11. Governing Law. This Guarantee shall be governed by, and construed in
            -------------
accordance with, the laws of the State of New York (including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law), without regard to the provisions thereof relating to conflicts of laws.

SECTION 12. Severability. Whenever possible, each provision of this Guarantee
            ------------
shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guarantee shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guarantee.

SECTION 13. Consent to Jurisdiction. The Guarantor hereby consents to the
            -----------------------
non-exclusive jurisdiction of any state court or any federal court located in New York City and agrees that all service of process may be made by registered mail directed to the Guarantor at the address and in the manner specified in the Agreement. The Guarantor waives any objection based on forum non conveniens and any objection to venue of any action instituted hereunder and consents to the granting of such legal or equitable relief as is deemed appropriate by the court. Nothing contained in this paragraph shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect its right to bring any action or proceeding against the Guarantor or its property in the courts of any other competent jurisdiction.

SECTION 14. Termination. So long as no Event of Default shall have occurred and
            -----------
then be continuing, this Guarantee shall terminate and, except to the extent expressly provided in Section 2 above with respect to survival of Guaranteed Obligations all obligations hereunder shall be discharged and released upon the payment in full of all of the Guaranteed Obligations.

SECTION 15. Currency.
            --------

   (a) Payment shall be in Canadian Dollars or if collected in a different currency at the option of the Bank, such other currency shall be converted into Canadian Dollars at the spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing such currency with Canadian Dollars prevailing on the date of actual payment and the Guarantor hereby agrees to indemnify the Bank against the full Canadian Dollar cost incurred by the Bank for such purpose.

   (b) No payment to the Bank (whether under any judgment or court order or otherwise) shall discharge the Guaranteed Obligations unless and until the Bank shall have received payment in full in the currency in which such Guaranteed Obligations were incurred or which the Bank has elected to accept under paragraph (a) of this Section 15 and to the extent that the amount of such payment shall on actual conversion into such currency fall short of the amount of the Guaranteed Obligations, actual or contingent, expressed in that currency, the Bank shall have a further separate cause of action against the Guarantor to recover the amount of the shortfall.

   (c) If and to the extent that the Guarantor fails to pay the amount due on demand, the Bank may in its absolute discretion without notice to the Guarantor purchase at any time thereafter so much of any currency as the Bank considers necessary or desirable to cover the Guaranteed Obligations in such currency hereby guaranteed at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing such currency with Canadian Dollars and the Guarantor hereby agrees to indemnify the Bank against the full Canadian Dollar cost incurred by the Bank for such purpose.

  (d) All moneys received or held by the Bank from the Borrower or under this Guarantee may from time to time after demand has been made by the Bank be converted into such other currency as the Bank considers necessary or desirable to cover the Guaranteed Obligations, actual or contingent, of the Borrower in that other currency at the then prevailing spot rate of exchange of the Bank (as conclusively determined by the Bank) for purchasing that other currency with the existing currency.

SECTION 16. Miscellaneous. All references herein to the Borrower and to the
            -------------
Guarantor shall be deemed to include their respective permitted successors and assigns, including, without limitation, a receiver, trustee or debtor-in-possession of or for the Borrower or the Guarantor. All references to the singular shall be deemed to include the plural where the context so requires.

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                    STEELCASE INC.
                                    By:    /s/  Gary P. Malburg
                                           -------------------------------------
                                           Gary P. Malburg

                                    Its:   Vice President, Finance and Treasurer
                                           -------------------------------------